Exhibit 10-P-9

World Headquarters, Room 538 One American Road Dearborn, MI 48126-2798
[Date]

Dear [Name],

In recognition of Company and individual performance in [Year], and in anticipation of your continued leadership and ongoing efforts in [Year], the Compensation Committee of the Board of Directors has approved the following incentive compensation for you:

[Year] Performance-Based Restricted Stock Units (performance-based RSU) and Time-base Restricted Stock Units [(RSUs)Stock Options] – Annual Grant
The total value of your [Year] stock-based award is delivered through __% Performance-Based Restricted Stock Units (RSUs), __% RSUs, [and __% stock options]:

Total value:

Performance-Based RSU value:              [ ]
Number of Performance-Based RSUs*:         [ ]

Time-based RSUs Value:                [ ]
Number of Time-based RSUs                [ ]

Stock option value:                     [ ]
Number of stock options:                 [ ]

The number of performance-based RSUs and Time-based RSUs stock options is based on the FMV of [ ] and Black-Scholes value of [ ] on [Date of Grant] truncated to the nearest whole share.

The performance-based RSU grant has a maximum opportunity of [200]% of the amount specified above and has having a [one/two/three-] year performance period, after which the Compensation Committee will determine the final RSU award based on performance-to-objective on the following metrics:

•	[Describe applicable metrics]

[You will be entitled to accrue dividend equivalents equal to the cash that you would have received if, on each record date during the performance period beginning with the grant date relating to the performance-based RSU, you had been the holder of record of a number of shares of Common Stock equal to the number of performance-based RSUs specified above. You will receive the accrued dividend equivalents in cash as soon as practicable following the date on which the final award for the performance-based RSUs, if any, is paid and the payment will be equal to the amount of the dividend equivalents accrued multiplied by the performance factor for the performance-based RSU grant, less any applicable taxes, including federal, state or local withholding taxes.]

The final RSU award for the performance-based RSUs will be [unrestricted shares of Ford Common Stock] [restricted for [one/two/three- years]. As soon as practicable on or after the final award date specified by the Compensation Committee [after the restriction lapses], you will be issued shares of Ford Common Stock, less shares withheld to cover any tax liability on the value of the grant.

All stock-based awards, including dividend equivalents, are subject to the terms of Long-Term Incentive Plan. Additional information regarding all of your stock-based awards is available on HR ONLINE. If you have further questions regarding your awards, please contact [Name] at [Phone Number].

Thank you for all your efforts and continued leadership.

*The Compensation Committee of the Board of Directors adopted a recoupment policy that applies to: (i) awards paid in the current and future years pursuant to the Annual Incentive Compensation Plan and (ii) Final Awards of Common Stock or Time-Based Restricted Stock Units for Performance-Based Restricted Stock Units in the current performance period and future performance periods (the “Awards”). The Awards will be subject to recoupment by the Company from an officer under the following circumstances: (i) the Company issues a material restatement of its financial statements and such restatement was caused by such officer’s intentional misconduct; (ii) such officer was found to be in violation of non-compete provisions of any plan or agreement; (iii) such officer has committed ethical or criminal violations; or (iv) as otherwise required by law, rule, or regulation. The Compensation Committee will consider all relevant factors and exercise business judgment in determining any appropriate amounts to recoup up to 100% of any Awards.

In the event of a change-in-control of the Company, any outstanding Performance-Based Restricted Stock Unit whose grant date is at least six months prior to the date of the change-in-control, will convert to Time-Based Restricted Stock Units in proportion to the performance-to-metrics as of the date of the change-in-control as determined by the Compensation Committee of the Board of Directors in its sole discretion. Such Time-Based Restricted Stock Units will be subject to the Terms and Conditions of the Final Award of Performance-Based Restricted Stock Unit Agreements then in effect.